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                                                                   Exhibit 10.23

                   ONEBEACON'S 2004 MANAGEMENT INCENTIVE PLAN

PURPOSE
The Management Incentive Plan (MIP) is an integral part of the total compensation program for senior Home Office and Field Office management. Its primary purpose is to focus attention on 2004 profitability goals and to reward eligible participants for the achievement of those goals.

ELIGIBILITY
The Plan is limited to home office and field office senior staff who have a significant impact on OneBeacon's operating results.

TARGET AWARDS
Target awards for all participants, expressed as a percent of salary, will be set and approved by the Board of OneBeacon Corporation.

PERFORMANCE MEASURE
The Corporate MIP pool will be established based upon achievement of a 94% combined ratio for total OneBeacon operations, computed on an adjusted calendar year basis. This measurement will be used to establish a pool of money to be allocated to business units and Home Office departments. At a corporate combined ratio of 94%, the plan will fund an amount equal the sum of each of the plan's participant's potential award at their target bonus percentage. The OneBeacon Board of Directors may adjust the size of the pool based on under or over achievement of the company's target combined ratio and the following objectives:
     - Successful integration of Atlantic Mutual's commercial business into OneBeacon and the achievement of real growth and efficiencies in commercial lines.
     - Successful deployment of our new personal insurance products and technology
     - Continued profitable growth of our specialty businesses, including AutoOne and Skylands
     -   Continued claims savings and improved quality

INDIVIDUAL AWARDS
Each business unit will be judged against a number of metrics including, where appropriate, a combined ratio result target, agreed to in advance with the President of OneBeacon. Generally these targets will relate to the aggregate financial plan rolled up by branch and line of business, but the targets will not always match the plan (in many cases, the targets are more aggressive). If the combined ratio target is achieved, in conjunction with other business metrics, the business may be awarded 100% of its indicated share of the corporate pool. Businesses failing to reach target may or may not, at the discretion of the President, receive a reduced, partial allocation of the pool. Businesses exceeding objectives may receive greater than 100% of indicated allocation. In no event will the sum of the performance adjusted business unit pools be greater than the performance adjusted company pool.

Within each business, it will be the prerogative of the business leader, with guidance from and after consultation with the company President, to further allocate the business's pool amount to the constituent branches, lines of business and individuals, based upon performance against targets established within the business. It will be the responsibility of the business leader, with

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guidance from the President, to establish appropriate targets for the constituent branches, lines of business, departments, or individuals at the outset of the MIP year.

For corporate or administrative functions that support all or multiple regions or businesses, MIP individuals will receive allocations from the corporate pool based upon attainment of their department and individual MIP goals for 2004.

Review and evaluation of performance will be conducted during the first quarter following the end of the plan year. Incentive payments will be paid once plan year results have been produced and evaluated.

The salary used to determine the amount of the individual awards will be that in effect at the end of the plan year (12/31/04).

PLAN PARTICIPATION FOR NEW HIRES
Employees hired during the plan year are eligible to participate in the MIP. Awards will be pro-rated specifically based on date of hire.

SPECIAL CIRCUMSTANCES
The OneBeacon Board of Directors may, in its sole discretion, also recognize extraordinary conditions or circumstances in determining payment levels.

In the event of voluntary termination during a plan year or prior to the payment of awards, other than retirement at the end of the plan year, no incentive payment will be made. In the event of death or disability, the plan participant or beneficiary may be considered for a partial award payment.

EFFECT ON BENEFIT PLANS
Amounts paid under the terms of this plan will not be counted for purposes of determining compensation under any employee benefit plan sponsored by OneBeacon.

PLAN CONTINUATION
Notwithstanding any of the aforementioned, the plan may be amended or terminated, in whole or in part, at any time, by the Board of Directors.

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